ADVANCED MACHINE VISION CORPORATION

                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:  Alan Steel, Chief Financial Officer                      541-776-7700
           Eugene Heller/Glenn Schoenfeld, Silverman Heller Assoc.  310-208-2550

                       ADVANCED MACHINE VISION CORPORATION
                  REPORTS RECORD SECOND QUARTER AND FIRST HALF
                                SALES AND PROFITS

     MEDFORD,  Oregon (August 5,  1997)...Advanced  Machine  Vision  Corporation
(Nasdaq-AMVC) today announced record sales and profits for its 1997 second quarter and six-month period ended June 30, 1997.

     For the quarter, sales were $7,607,000, an increase of 19% from $6,419,000 in the comparable period a year ago. AMV achieved a second-quarter operating profits of $378,000, or $0.03 per share, compared to an operating loss of $(900,000), or $(0.08) per share, in the second quarter of last year. With the gain from the sale of its Pulsarr subsidiary in May, the Company earned $5,367,000, or $0.22 per share, in the 1997 second quarter.

     On a proforma basis without Pulsarr, sales were $7,259,000 in the second quarter, compared to $3,564,000 in the 1996 second quarter. Proforma net income was $407,000, or $0.03 per share, compared to a net loss of $(794,000), or $(0.07) per share, in the second quarter one year ago. Year over year, Company quarterly operating earnings without Pulsarr improved by $1,201,000.

     For the six months ended June 30, 1997, sales increased by 69% to $16,944,000, from $10,032,000 in the first half of 1996. Without Pulsarr, first-half 1997 sales were $14,386,000, an increase of 113% over 1996 first-half sales of $6,749,000. The Company achieved an operating profit of $1,147,000, or $0.09 per share, compared to a loss in the first half of 1996 of $(2,135,000), or $(0.21) per share. Including the charges for in-process technology and deferred royalty expense in 1996, and the gain on the sale of Pulsarr in 1997, net income in the first half of 1997 was $6,136,000, or $0.28 per share, as compared to a net loss of $(7,697,000), or $(0.74) per share in the comparable period in 1996.

     Gross profit for the 1997 second quarter was 52%, compared to 40% in the 1996 second quarter. For the first six months, gross profit was 50%, up from 41% in the comparable six-month period in 1996. The Company stated that record gross margins for the quarter and first six months of 1997 reflect customer acceptance of the superior performance of the Company's products when compared to that offered by domestic and foreign competition. The Company continued to spend heavily ($1,951,000 in the first half) for research and development.

     Excluding Pulsarr from both periods, AMV's backlog at June 30, 1997 was $2,464,000 as compared to $6,593,000 one year earlier. William J. Young, AMV's Chairman, President and Chief Executive Officer, stated, "Overall, we are extremely pleased with the progress year-to-date, particularly in light of the fact that sales have not materialized as anticipated in the recycled plastic, wood pulp and plywood manufacturing markets this year. Those industries remained at cyclical lows with evidence that raw product prices are beginning to rise. Improvements in these markets are not expected until 1998. This, together with further integration of SRC VISION's proprietary lighting and camera technologies with Ventek, should position AMV well in the future. To counter the cyclical trends in these markets, SRC VISION has implemented significant technological improvements for its products targeted at the food industry resulting in a 50% increase in sales for food systems in the first half of 1997 when compared to the same period in 1996. Although second half performance this year will not measure up to the dramatic first half achievements, we expect significant improvement in profitability from operations in 1998."

     Mr. Young also stated that with the sale of Pulsarr during the second quarter, the Company had reduced its debt by $6.7 million and increased its cash balance by $6.6 million to $8.5 million since the first of the year.

     The Company also announced that it will hold its Annual Meeting of Shareholders at 2:00 p.m., Pacific Standard Time, on September 23, 1997 at its Medford, Oregon headquarters. The Company stated that the purpose of the meeting is to elect directors and conduct such other business as may come before the meeting. The Company also said that proxy materials would be sent to stockholders on or about August 20, 1997, and that stockholders who intend to submit proposals for consideration at the Annual Meeting must do so by August 14, 1997 in order to be included in the proxy materials.

     Advanced Machine Vision Corporation is a worldwide leader in the design, manufacture and sale of standard and CE compliant vision systems used to control manufacturing processes through high-speed product inspection, defect identification and removal at production which generate quality yield rates superior to other process and control methods. AMV's operations are comprised of two wholly-owned subsidiaries, SRC VISION, Inc. and Ventek, Inc., both utilizing proprietary image processing technologies.

================================================================================

                            Summary Operating Results
                     (in thousands except per share amounts)

                                                  Three Mos. Ended June 30,        Six Mos. Ended June 30,
                                                 --------------------------     --------------------------
                                                     1997            1996           1997           1996
                                                 -----------    -----------     ----------     -----------

Sales                                            $     7,607    $     6,419     $   16,944     $    10,032
Income (loss) before special items                       378           (900)         1,147          (2,135)
Special income (charges):
     In-process technology                                --             --             --          (4,915)
     Royalty expense                                      --             --             --            (697)
     Gain on sale of Pulsarr                           4,989             --          4,989              --
                                                 -----------    -----------     ----------     -----------
Net income (loss)                                $     5,367    $      (900)    $    6,136     $    (7,697) (A)
                                                 ===========    ===========     ==========     ===========
Earnings (loss) per share                        $     0.22     $     (0.08)    $     0.28     $     (0.74)
                                                 ==========     ===========     ==========     ===========
Shares outstanding                                    13,398         10,883         13,398          10,883
                                                 ===========    ===========     ==========     ===========


 (A) The Company previously reported a net loss of $8,870,000 on its Form 10-Q for the six months ended June 30, 1996. The $1,173,000 reduction of the loss as previously reported was solely related to a reduction in the charge for acquired in-process technologies. During the fourth quarter of 1996, an independent valuation of Pulsarr's in-process technologies, existing technologies and business and other intangible assets was completed resulting in a reduction in the $6,088,000 charge taken for in-process technology in the first quarter of 1996 to $4,915,000. For financial reporting purposes, the difference has been treated as a positive adjustment to previously reported first quarter 1996 results of operations.


Comments made above include "forward-looking statements," which are based on expectations of the Company. However, there can be no assurance that such statements, or any projections included in such statements, will be achieved due to general economic and Company-specific factors or occurrences that may affect the results of operations. Company-specific factors include AMV's ability to effectively integrate the SRC VISION and Ventek operations, to introduce products in a timely and cost-effective fashion, and success in sustaining a positive cash flow and expanding sales in existing and new markets. There can be no assurance that the prior growth experienced by the Company will continue into the future. Factors such as the impact of competitive products and pricing, technological obsolescence of current products and the inability to develop new products, the inability to protect AMV's proprietary information, saturation of the market for Ventek's products, the possibility of Pulsarr becoming a strong competitor as a subsidiary of a larger company with greater financial resources, and the inability to identify and develop new markets could adversely affect the Company's growth rate and profitability. A more complete listing of cautionary statements and risk factors is contained in the Company's Form 10-Q for the quarter ended March 31, 1997, filed with the Securities and Exchange Commission.